Exhibit 23.1

Consent of Wipfli LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ARI Network Services, Inc. 2000 Stock Option Plan of our report dated October 29, 2008 with respect to the financial statements of ARI Network Services, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2008, filed with the Securities and Exchange Commission.

/s/ Wipfli LLP

Milwaukee, Wisconsin

December 17, 2008